EXHIBIT 16.1

                LETTER FROM MORGAN & COMPANY DATED MARCH 8, 2007




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MORGAN & COMPANY



March 9, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC
20549 USA

Dear Sirs:

RE: PATCH INTERNATIONAL INC.

We are the  former  independent  auditors  for  Patch  International  Inc.  (the
"Company") and, as of March 5, 2007, our appointment as principal accountants was terminated. We have read Item 4.01 which is disclosed in the Company's Current Report on Form 8-K, which the Company expects to file with the Securities and Exchange Commission on or around March 9, 2007, and are in agreement with the statements contained therein, insofar only as they relate to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ Morgan & Company

Chartered Accountants